Exhibit 99.1

Alamo Energy Updates Shareholders on 2011 Progress

LONDON – December 20, 2011 – Alamo Energy Corp. (OTCBB:ALME), an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States, is pleased to provide the following update to shareholders on 2011 calendar year progress.

Dear Shareholders:

Since the company was established, we have positioned Alamo to succeed with a focused growth strategy based on regional diversification.  The first component of this strategy is to become a leading energy player in the United States through the steady development of our existing acreage in the Appalachian Basin, as well as pursuing additional unconventional onshore natural gas and liquid play opportunities.  The second component of this strategy is the development of four onshore exploration blocks in the UK, Weald Basin totaling 400 square kilometers, which we believe, have vast potential based on the proven energy production within the basin and adjacent producing properties.

At this time, I would like to reflect on Alamo’s performance in the past calendar year.

In April, we firmly positioned ourselves as a significant player in the Appalachian Basin with the $6,775,000 acquisition of the KYTX group of companies. We believe this acquisition added considerable production revenue, reserves, elevated the company to the role of Operator and provided a platform for growth.

We continue to develop the Appalachian assets and announced in October that we had brought online eleven natural gas wells as part of our ongoing development program. This gives us 58 total producing wells and these latest well completions have far exceeded our projected flow-test targets.  Our flow-test results from these 11 wells are triple our current production rate, which should enable us to maximize the revenue from this acreage in the coming months.

In the UK, we believe our acreage continues to look more and more promising. Our enthusiasm for the potential of the four blocks was confirmed by our recent partnership with Northdown Energy, which is led by UK oil and gas veteran explorer Peter Ross.  The willingness of Peter and his team to partner with Alamo, pay a prospect fee to farm-in and participate on a pre-seismic basis confirms the attractiveness of the acreage. According to an independent geological report, the total hydrocarbon resource potential for Alamo’s four blocks is estimated to be as much as 236 million barrels.  Our UK acreage is in an area that is home to a number of producing oil and gas fields.  We are eagerly anticipating the commencement of the seismic surveying of our property, which we are currently targeting for the first half of 2012.

On the finance front, we believe Alamo has had a strong year, securing a new $2.4 million financing facility in addition to the $1.3 million investment from institutional investors. As of October 31, the company was cashflow positive and continues to optimize its operations to improve cashflow margins.

We continue to capitalize on the advantage of being a small and dynamic company with low overhead costs, which we believe enables us to be very nimble in seeking out new avenues for growth. We intend to remain very active on the acquisition front, pursuing opportunities to add producing assets or attractive appraisal development acreage. We are confident that our strategy – combining low-risk, stable return investments in the United States with a high-impact exploration opportunity in the UK – will maximize shareholder value.  We strive to achieve balance by investing in both elements of our strategy and will seize opportunities where we believe we can reallocate our resources for a greater return.  For example, in November, we monetized a small maturing asset we had in Texas, given its limited upside, in order to channel that capital into our promising shale acreage.

In summary, we believe this has been a good year for Alamo during which we have built a solid platform for future growth. In addition, we have raised our visibility with institutional investors, and seek to expand this investor base next year while improving our asset base. Our positive cashflow from existing assets and our experienced team puts the company in a strong position to advance to the next level. The company is looking stronger than ever and I believe that 2012 will be an exciting year for the company and look forward to your continued support.

Thank you,

Allan Millmaker,
Chairman,
December 20, 2011

About Alamo Energy Corp.

Headquartered in London, England and with operational offices in Knox County, Kentucky and Houston, Texas, Alamo Energy Corp. (OTCBB:ALME) is an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States. The company's UK exploration program is focused on four blocks spread over 400 square kilometers in an onshore oil and gas province in South East England. Alamo's U.S. operations are focused on the development of assets in Texas, Kentucky, Tennessee and West Virginia. For more information visit www.alamoenergycorp.com

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; risks associated with oil and gas operations; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others. U.S. Investors are urged to consider closely the disclosure in our Form S-1, File No. 333-176381, available from us at 10575 Katy Freeway, Suite 300, Houston, Texas, 77024, United States of America.

Contact:
Jim Buckley
Sharon Merrill Associates
1-617-542-5300
alme@investorrelations.com
www.alamoenergycorp.com